UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

May 2, 2014

____________________________

Research Solutions, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation or Organization)

0-53501 (Commission File Number)		11-3797644 (IRS Employer Identification No.)
5435 Balboa Boulevard, Suite 202 Encino, CA 91316 (Address of Principal Executive Offices and zip code)

(310) 477-0354

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Registrant held a special meeting of its stockholders on May 2, 2014. At the special meeting, there were 17,564,164 shares of the Registrant’s common stock entitled to vote, and 11,926,444 (67.9%) were represented at the annual meeting in person and by proxy. The following summarizes vote results for the matter submitted to the Registrant’s stockholders for action at the special meeting:

1. Proposal to authorize the Registrant’s board of directors to effectuate, in its discretion, an amendment to the Registrant’s Articles of Incorporation, as amended, to effectuate a reverse stock split of no less than 1-for-2 and no greater than 1-for-8 at any time before December 31, 2014, with special treatment for certain stockholders to preserve round lot holders.

For	Against	Abstain
9,747,484	2,166,420	12,540

The reverse stock split would become effective upon the filing of an amendment to the Registrant’s Articles of Incorporation, as amended, with the Secretary of State of the State of Nevada, or at the later time set forth in the amendment. The exact timing of the amendment will be determined by the Registrant’s board of directors based on its evaluation as to if and when such action will be the most advantageous to the Registrant and its stockholders. In addition, the Registrant’s board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the amendment and the reverse stock split if, at any time prior to the effectiveness of the filing of the amendment with the Secretary of State of the State of Nevada, the Registrant’s board of directors, in its sole discretion, determines that it is no longer in the best interest of the Registrant and its stockholders to proceed.

The Registrant’s board of directors’ primary reason for approving and recommending the reverse stock split is to increase the per share price of the Registrant’s common stock to meet the listing requirements of the NASDAQ Capital Market (“NASDAQ”). The Registrant’s board of directors believes that attaining and maintaining the listing of the Registrant’s common stock on NASDAQ is in the best interests of the Registrant and its stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH SOLUTIONS, INC.

Date: May 8, 2014	By:	/s/ Alan Urban
Alan Urban Chief Financial Officer